Exhibit 99.1
SYSCO REPORTS FIRST FISCAL QUARTER NET EARNINGS OF $326 MILLION,
DILUTED EPS OF $0.55
Produces solid operating margin performance of 5.5%
HOUSTON, November 2, 2009 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first quarter ended September 26, 2009.
First Quarter Fiscal 2010 Highlights
•	Sales were $9.1 billion, a decrease of 8.1% from $9.9 billion in the first quarter of fiscal 2009.

•	Operating income was $497 million, a decrease of 1.5% compared to $505 million in last year’s first quarter.

•	Operating margin was 5.5%, an increase of 0.4 points from the prior year.

•	Diluted earnings per share (EPS) was $0.55, an increase of 19.6% compared to $0.46 in last year’s first quarter.

•	The first quarter results benefited from a $0.04 per share impact from the change in the value of corporate owned life insurance (COLI), and a $0.05 per share impact from the company’s IRS settlement which was previously announced in August 2009.
     “I am pleased with our solid operating performance this quarter,” said Bill DeLaney, Sysco’s chief executive officer. “In the midst of what continues to be an extremely challenging business environment, our operating companies managed expenses extraordinarily well. Our sales decline was largely caused by the impact of reduced consumer spending experienced by much of our customer base, as well as significant food cost deflation. Looking forward, we are encouraged by the stabilization of our volume trends in recent weeks and we remain committed to supporting our customers through this most difficult period in our industry’s history.”
First Quarter Fiscal 2010 Summary
     Sales for the first quarter were $9.1 billion, a decrease of 8.1% compared to the same period last year. Food cost deflation, as measured by the estimated change in Sysco’s cost of goods, was 3.4% percent for the quarter. Sales from acquisitions

(within the last 12 months) increased sales by 0.6%. The impact of changes in foreign exchange rates for the quarter reduced sales by 0.5%.
     Operating expenses declined $132 million, or 9.5%, for the first quarter of fiscal 2010 compared to the prior year period. The decrease in operating expenses was primarily a result of declining payroll expense related to reduced headcount and lower incentive compensation, as well as a change in the value of COLI. These expense declines were partially offset by an increase in pension expense related to the company-sponsored pension plan, which was higher in the first quarter due to the impact of a market-related reduction in asset values underlying the plan. As a result, operating income fell 1.5% to $497 million during the first quarter.
     Net earnings for the first quarter were $326 million, an increase of $49 million, or 17.8%, and diluted EPS was $0.55, an increase of $0.09, or 19.6%, compared to the prior year period. In addition to the items noted above, these results were favorably impacted by a one-time tax benefit related to the company’s IRS settlement. The tax gain combined with non-taxable COLI gains favorably impacted the effective tax rate for the first quarter.
     The impact of COLI, the IRS settlement and company-sponsored pension expense on Sysco’s results of operations is outlined in the table below:

	Year-Over-Year Impact of
	Certain Expense Items —
	Better/(Worse)
	Operating	Net
(000’s)	Income	Earnings	EPS

Cash surrender value of COLI	$44,060	$44,060	$0.07
Tax settlement	0	28,895	$0.05
Company-sponsored pensions	(10,428)	(7,307)	($0.01)

Net impact	$33,632	$65,648	$0.11

Capital Spending
     Capital expenditures totaled $109 million for the first quarter. The primary areas for investments included facility replacements and expansions, technology, and additions and replacements to Sysco’s fleet. Looking forward, the company projects fiscal 2010 capital expenditures will be in the range of $600 million to $650 million.
Conference Call & Webcast
     Sysco’s first quarter fiscal 2010 earnings conference call will be held on Monday, November 2, 2009 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 186 distribution facilities serving approximately 400,000 customers. For the fiscal year 2009 that ended June 27, 2009, the company generated more than $36 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the apparent stabilization of volume trends and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact sales volume include risks relating to sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and labor issues. Capital expenditures may vary from those projected based on changes in business plans and other factors, including the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2009 as filed with the Securities and Exchange Commission.
-more-

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sept. 26, 2009	Sept. 27, 2008

Sales	$9,081,426	$9,877,429
Cost of sales	7,334,067	7,990,873

Gross margin	1,747,359	1,886,556
Operating expenses	1,250,031	1,381,804

Operating income	497,328	504,752
Interest expense	33,800	26,410
Other income, net	(2,012)	(2,813)

Earnings before income taxes	465,540	481,155
Income taxes	139,335	204,341

Net earnings	$326,205	$276,814

Net earnings:
Basic earnings per share	$0.55	$0.46
Diluted earnings per share	0.55	0.46

Average shares outstanding	591,568,212	602,257,425
Diluted shares outstanding	591,983,474	605,707,175

Dividends declared per common share	$0.24	$0.22
-more-

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share Data)

	Sept. 26, 2009	June 27, 2009	Sept. 27, 2008
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$851,036	$1,087,084	$345,625
Short-term investments	27,438	—	—
Accounts and notes receivable, less allowances of $51,089, $36,078 and $46,493	2,575,293	2,468,511	2,873,502
Inventories	1,747,773	1,650,666	1,933,703
Deferred taxes	91,262	—	101,811
Prepaid expenses and other current assets	69,013	64,418	69,065

Total current assets	5,361,815	5,270,679	5,323,706
Plant and equipment at cost, less depreciation	3,014,341	2,979,200	2,876,081
Other assets
Goodwill	1,529,066	1,510,795	1,421,460
Intangibles, less amortization	116,731	121,089	83,709
Restricted cash	121,755	93,858	93,077
Prepaid pension cost	48,750	26,746	256,017
Other assets	237,247	214,252	231,005

Total other assets	2,053,549	1,966,740	2,085,268

Total assets	$10,429,705	$10,216,619	$10,285,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,960,354	$1,856,887	$2,051,112
Accrued expenses	767,742	797,756	757,455
Accrued income taxes	345,420	323,983	584,608
Deferred taxes	—	162,365	—
Current maturities of long-term debt	8,743	9,163	5,269

Total current liabilities	3,082,259	3,150,154	3,398,444
Other liabilities
Long-term debt	2,468,783	2,467,486	1,974,053
Deferred taxes	616,142	526,377	717,587
Other long-term liabilities	548,163	622,900	689,745

Total other liabilities	3,633,088	3,616,763	3,381,385
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	764,902	760,352	727,558
Retained earnings	6,724,058	6,539,890	6,185,935
Accumulated other comprehensive loss	(233,932)	(277,986)	(98,308)
Treasury stock at cost, 173,860,981, 175,148,403 and 164,083,709 shares	(4,305,845)	(4,337,729)	(4,075,134)

Total shareholders’ equity	3,714,358	3,449,702	3,505,226

Total liabilities and shareholders’ equity	$10,429,705	$10,216,619	$10,285,055

-more-

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	13-Week Period Ended
	Sept. 26, 2009	Sept. 27, 2008
Cash flows from operating activities:
Net earnings	$326,205	$276,814
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	12,748	10,833
Depreciation and amortization	93,906	94,351
Deferred tax (benefit) provision	(207,546)	182,824
Provision for losses on receivables	8,152	11,774
(Gain) on sale of assets	(157)	(20)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(100,167)	(165,659)
(Increase) in inventories	(86,167)	(100,650)
(Increase) in prepaid expenses and other current assets	(4,242)	(5,171)
Increase in accounts payable	89,669	6,269
(Decrease) in accrued expenses	(33,896)	(149,281)
Increase (decrease) in accrued income taxes	56,113	(34,982)
(Increase) in other assets	(22,083)	(26,225)
(Decrease) in other long-term liabilities and prepaid pension cost, net	(85,596)	(34,507)
Excess tax benefits from share-based compensation arrangements	(465)	(3,000)

Net cash provided by operating activities	46,474	63,370

Cash flows from investing activities:
Additions to plant and equipment	(109,405)	(80,046)
Proceeds from sales of plant and equipment	1,346	1,023
Acquisition of businesses, net of cash acquired	(8,334)	(13,534)
Purchases of short-term investments	(27,217)	—
(Increase) in restricted cash	(27,897)	(490)

Net cash used for investing activities	(171,507)	(93,047)

Cash flows from financing activities:
Other debt borrowings	2,417	1,153
Other debt repayments	(2,593)	(1,581)
Common stock reissued from treasury for share-based compensation awards	21,907	73,535
Treasury stock purchases	—	(118,389)
Dividends paid	(141,729)	(132,383)
Excess tax benefits from share-based compensation arrangements	465	3,000

Net cash used for financing activities	(119,533)	(174,665)

Effect of exchange rates on cash	8,518	(1,585)

Net (decrease) in cash and cash equivalents	(236,048)	(205,927)
Cash and cash equivalents at beginning of period	1,087,084	551,552

Cash and cash equivalents at end of period	$851,036	$345,625

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$59,509	$44,446
Income taxes	334,833	42,425
-more-

Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	13-Week Period Ended
	Sept. 26, 2009	Sept. 27, 2008
Sales:
Broadline	$7,308,706	$7,872,567
SYGMA	1,150,861	1,228,235
Other	742,877	895,740
Intersegment	(121,018)	(119,113)

Total	$9,081,426	$9,877,429

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended
	Sept. 26, 2009	Sept. 27, 2008
Sysco Brand Sales as a % of MA-Served Sales	46.92%	49.44%
Sysco Brand Sales as a % of Total Broadline Sales	38.39%	40.85%
MA-Served Sales as a % of Total Broadline Sales	48.23%	48.58%
# # #